
                                                                                  EXHIBIT 12
        SOUTHWESTERN BELL TELEPHONE COMPANY
        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
        Dollars in Millions
                                                     YEAR ENDED DECEMBER 31,
                                        1995        1994      1993      1992      1991
Income Before Income Taxes,
Extraordinary Loss and Cumulative
Effect of Changes in Accounting
Principles                          $   1,688.3  $ 1,585.9  $ 1,424.2  $ 1,324.7  $ 1,286.3
Add:  Interest Expense                    339.4      357.9      385.2      408.7      456.3
1/3 Rental Expense                         25.9       25.6       22.8       27.6       22.7


Adjusted Earnings                   $   2,053.6  $ 1,969.4  $ 1,832.2  $ 1,761.0  $ 1,765.3


Total Interest Charges              $     339.4  $   357.9  $   385.2  $   408.7  $   456.3
1/3 Rental Expense                         25.9       25.6       22.8       27.6       22.7


Adjusted Fixed Charges              $     365.3  $   383.5  $   408.0  $   436.3  $   479.0


Ratio of Earnings to Fixed Charges         5.62       5.14       4.49       4.04       3.69

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